EXHIBIT 10.1

____________________________________________________________

EMPLOYMENT AGREEMENT
BETWEEN
DANIEL R. FEEHAN
AND
FIRSTCASH HOLDINGS, INC.

_________________________________________________________________

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 2ND day of April 2024 by and between FirstCash Holdings, Inc., a Delaware corporation (the “Company”) and Daniel R. Feehan (the “Feehan”), to be effective as of January 1, 2024 (the “Effective Date”). This Agreement supersedes and replaces that certain Employment Agreement between the Company and Feehan dated as of January 28, 2020 (the “Previous Employment Agreement”) as of the Effective Date.

BACKGROUND

WHEREAS, the Company currently employs Feehan under the terms and conditions as set forth in the Previous Employment Agreement; and

WHEREAS, the Company and Feehan desire to enter into this Agreement, which shall supersede and replace the Previous Employment Agreement, and agree that the Previous Employment Agreement shall have no further force or effect as of the Effective Date of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment. Feehan is hereby employed by the Company as of the Effective Date pursuant to this Agreement. Feehan shall have the duties, responsibilities and authority as shall be assigned by the Board of Directors of the Company (the “Board”).

2.    Term. Unless earlier terminated herein in accordance with Section 6 hereof, Feehan’s employment with the Company shall be governed by the terms and conditions of this Agreement for a period beginning on the Effective Date and ending on December 31, 2026 (the “Term”).

3.    Extent of Service. During the Term, Feehan agrees to use his best efforts to perform faithfully and efficiently his job responsibilities. Nothing in this Agreement shall prohibit Feehan from (i) serving on the boards of directors of trade associations or charitable/educational/non-profit organizations; (ii) engaging in charitable activities and community affairs; (iii) serving on the boards of directors of other public and/or private companies with the prior written approval of the Board, which shall not be unreasonably withheld (provided that, for avoidance of doubt, such service does not violate any of the restrictive covenants in Section 8 of this Agreement); or (iv) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iv) do not materially interfere with the proper performance of his duties and responsibilities hereunder.

4.    Compensation and Benefits.

(a)    Base Salary. During the Term, the Company will pay to Feehan base salary at the rate of U.S. Four Hundred and Fifty Thousand Dollars ($450,000) per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time.

(b)    Savings and Retirement Plans. During the Term, Feehan shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally available to the other employees of the Company.

(c)    Welfare Benefit Plans. Feehan and his eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies and programs provided by the Company, if any, to the extent generally available to other employees and subject to eligibility requirements and terms and conditions of each such plan; provided, however, that nothing herein shall limit the ability of the Company to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

(d)    Expenses. During the Term, Feehan shall be entitled to receive prompt reimbursement from the Company for all reasonable and customary expenses incurred by Feehan in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company with respect to travel, entertainment and other business expenses (“Business Expenses”).

Notwithstanding the foregoing, (i) the reimbursements for Business Expenses provided in any one calendar year shall not affect the amount of such reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible Business Expense shall be made within thirty (30) days following Feehan’s submission of evidence, satisfactory to the Company, of the incurrence of such Business Expense, but in no event later than December 31 of the year following the year in which the expense was incurred; (iii) Feehan’ s rights pursuant to this Section 4(f) shall not be subject to liquidation or exchange for another benefit; and (iv) the reimbursements for Business Expenses shall be provided in accordance with the policies, practices and procedures of the Company.

5.    Change in Control. For purposes of this Agreement, “Change in Control” shall mean the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary of the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 Act, as amended (“Beneficial Owners”)), respectively, of the outstanding Company Stock and the Company’s then outstanding securities eligible to vote for the election of directors (“Company Voting Securities”) immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from or surviving such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity. A Change in Control shall not include a public offering of any class or series of the Company’s equity securities pursuant to a registration statement filed by the Company under the Securities and Exchange Act of 1933, as amended.

6.    Termination of Employment.

(a)    Death. Feehan’s employment shall terminate automatically upon Feehan’s death during the Term.

(b)    Disability. If the Company determines in good faith that Feehan has become Disabled (as defined below) during the Term, then it may give to Feehan written notice of its intention to terminate Feehan’s employment. In such event, Feehan’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such written notice by Feehan (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Feehan shall not have returned to full-time performance of Feehan’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Feehan, as reasonably determined by the Company, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months. At the request of Feehan or his personal representative, the Company’s determination that the Disability of Feehan has occurred shall be certified by a physician mutually agreed upon by Feehan, or his personal representative, and the Company.

(c)    Termination by the Company. The Company may terminate Feehan’s employment during the Term with or without Cause. For purposes of this Agreement, a termination shall be considered to be for “Cause” if it occurs in conjunction with a good faith determination by the Board that any of the following have occurred:

(i)    Feehan’s material or habitual failure to meet performance standards agreed to upon by Feehan and the Board, or to follow the reasonable and lawful directions of the Board, or perform his duties with the Company (other than any such failure resulting from Feehan’s Disability) which failure is not cured within ten (10) days after a written demand for performance is delivered to Feehan by the Company which specifically identifies the manner in which the Company believes that Feehan has materially or habitually failed to perform Feehan’s duties;

(ii)    Feehan’s engaging in any illegal conduct, gross misconduct or gross negligence in connection with the performance of his duties hereunder, which is, or is likely to be, injurious to the Company, its financial condition, or its reputation, with the understanding that, without limiting the generality of the foregoing, any circumstances with respect to Feehan that, in the discretion of the Board or the FDIC, are deemed to be violation of Section 19 of the Federal Deposit Insurance Act (12 U.S.C. § 1829(a)) shall constitute illegal conduct in connection with the performance of his duties hereunder that is injurious to the Company, its financial condition, or its reputation;

(iii)    Feehan’s commission of or engagement in any act of fraud, misappropriation, dishonesty or embezzlement, whether or not such act was committed in connection with the business of the Company;

(iv)    Feehan’s breach of fiduciary duty, breach of any of the covenants set forth in Section 8 or 9 of this Agreement, or material breach of any other provisions of this Agreement;

(v)    Feehan’s conviction of, pleading guilty to, or confession to a felony or any crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company;

(vi)    Feehan’s indictment or conviction of, pleading guilty to, or confession to a felony or any crime (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), which felony, crime or lesser offense is connected with the business of the Company; or

(vii)    Feehan’s violation of the Company’s policy against harassment or its equal employment opportunity policy or a material violation of any other policy or procedure of the Company (including, but not limited to, the Company’s code of business conduct).

(d)    Termination by Feehan. Feehan’s employment may be terminated by Feehan for any reason or for Good Reason by providing thirty (30) days prior written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without Feehan’s consent:

(i)    a material diminution in Feehan’s Base Salary;

(ii)    the relocation of Feehan’s principal office to a facility or location more than fifty (50) miles away from Feehan’s principal place of work immediately prior to the relocation; provided, however, that Good Reason shall not include (A) any relocation of Feehan’s principal office which is proposed or initiated by Feehan; or (B) any relocation that results in Feehan’s principal place office being closer to Feehan’s then-principal residence;

(iii)    any material breach by the Company of this Agreement;

Feehan’s termination for Good Reason must occur within a period of ninety (90) days after the occurrence of an event of Good Reason. A termination by Feehan shall not constitute termination for Good Reason unless Feehan shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than thirty (30) days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Feehan. Good Reason shall not include Feehan’s death or Disability. The parties intend, believe and take the position that a resignation by Feehan for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).

(e)    Notice of Termination. Any termination by the Company or Feehan shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(d) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Feehan’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Feehan or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Feehan or the

Company, respectively, hereunder or preclude Feehan or the Company, respectively, from asserting such fact or circumstance in enforcing Feehan’s or the Company’s rights hereunder.

(f)    Date of Termination. “Date of Termination” means (i) if Feehan’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination or, subject to any cure period, any later date specified therein within sixty (60) days after receipt of the Notice of Termination, as the case may be, or (ii) if Feehan’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Feehan or the Disability Effective Date, as the case may be.

7.    Obligations of the Company upon Termination.

(a)    Termination by the Company Other Than for Cause or Disability; Termination by Feehan for Good Reason. If, during the Term, (A) the Company shall terminate Feehan’s employment other than for Cause or Disability, or (B) Feehan shall terminate employment for Good Reason, then, and with respect to the payments and benefits described in clauses (ii) and (iii) below, only if within sixty (60) days after the Date of Termination Feehan shall have executed a separation agreement containing a full general release of claims and covenant not to sue in a form satisfactory to the Company (the “Release”) and such Release shall not have been revoked within the time period specified therein:

(i)    the Company shall pay to Feehan his’s Base Salary through the Date of Termination to the extent not theretofore paid (“Accrued Obligations”); and

(ii)    the Company shall pay to Feehan in a lump sum in cash within sixty (60) days after the Date of Termination, the exact payment date to be determined by the Company, a severance payment equal to one times (or two times, if such termination occurs within twelve (12) months following a Change in Control) Feehan’s Base Salary in effect as of the Date of Termination; and

(iii)    if Feehan elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Feehan and/or Feehan’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then during the period that Feehan is entitled to such coverage under COBRA (the “Welfare Benefits Continuation Period”), the Company shall pay the excess of (1) the COBRA cost of such coverage over (2) the amount that Feehan would have had to pay for such coverage if Feehan had remained employed during the Welfare Benefits Continuation Period and paid the active employee rate for such coverage (the “COBRA Subsidy”); provided, however, that (A) that if Feehan becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Feehan’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; and (B) the Welfare Benefits Continuation Period shall run concurrently with any period for which Feehan is eligible to elect health coverage under COBRA; provided, however, that if such termination occurs within twelve (12) months following a Change in Control, then, in lieu of the COBRA Subsidy described above, Company shall pay to Feehan in a lump sum in cash within sixty (60) days after the Date of Termination, the exact payment date to be determined by the Company, an amount equal to the full monthly COBRA cost of the coverage multiplied by twenty-four (24); and

(iv)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to Feehan any other amounts or benefits required to be paid or provided or which Feehan is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

For the avoidance of doubt, the parties acknowledge that, in the event that Feehan terminates his employment for Good Reason as a result of the decrease in his Base Salary as contemplated in Section 6(d)(i) hereof, then the Base Salary used for purposes of the calculation of the Accrued Obligations and severance payment under subsection (ii) above, shall be the Base Salary in effect immediately prior to such reduction.

(b)    Death or Disability. If Feehan’s employment is terminated by reason of Feehan’s death or Disability during the Term, this Agreement shall terminate without further obligations to Feehan or Feehan’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid by the Company to Feehan or Feehan’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(b) shall include without limitation, and Feehan or Feehan’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death or disability benefits, if any, as are applicable to Feehan on the Date of Termination.

(c)    Termination by the Company for Cause; Feehan’s Resignation without Good Reason. If, during the Term, the Company shall terminate Feehan’s employment for Cause or Feehan shall resign for any reason other than for Good Reason, this Agreement shall terminate without further obligations to Feehan, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid by the Company to Feehan in a lump sum in cash within thirty (30) days after the Date of Termination.

(d)    Resignations. Termination of Feehan’s employment for any reason whatsoever shall constitute Feehan’s resignation as an officer of the Company, its subsidiaries and affiliates.

8.    Restrictive Covenants.

(a)    Acknowledgments.

(i)    Condition of Employment and Other Consideration. Feehan acknowledges and agrees that he has received good and valuable consideration for entering into this Agreement and further acknowledges that the Company would not continue to employ Feehan in the absence of his execution of and compliance with this Section 8.

(ii)    Access to Confidential Information, Relationships, and Goodwill. Feehan acknowledges and agrees that he is being provided and entrusted with Confidential Information (as that term is defined in Section 8(b) hereof), including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement. Feehan also acknowledges and agrees that he is being provided and entrusted with access to the Company’s customer and employee relationships and goodwill. Feehan further acknowledges and agrees that the Company would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Feehan’s execution of and compliance with this Agreement. Feehan further acknowledges and agrees that the Company’s

Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(iii)    Potential Unfair Competition. Feehan acknowledges and agrees that as a result of his employment with the Company, his knowledge of and access to Confidential Information, and his relationships with the Company’s customers and employees, Feehan would have an unfair competitive advantage if Feehan were to engage in activities in violation of this Section 8.

(iv)    No Undue Hardship. Feehan acknowledges and agrees that, in the event that his employment with the Company terminates, Feehan possesses marketable skills and abilities that will enable him to find suitable employment without violating the covenants set forth in this Section 8.

(v)    Voluntary Execution. Feehan acknowledges and affirms that he is executing this Agreement voluntarily, that he has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

(vi)    Geographic Scope of Service. Feehan acknowledges and agrees that, by virtue of his senior executive status with the Company and his substantial access to Confidential Information, customer and employee relationships, and goodwill described above, he will engage in business on behalf of the Company throughout the entire geographic area in which the Company conducts business, including but not limited to the Restricted Territory (as that term is defined in Section 8(b) hereof).

(b)    Definitions. The following capitalized terms used in this Section 8 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i)    “Competitive Services” means owning and/or operating retail-based pawn stores or retail-based short-term consumer loan stores, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company and comprising more than 5% of the Company’s total revenues as of Feehan’s Termination Date, or during the two (2) years immediately prior to Feehan’s Termination Date.

(ii)    “Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (A) is or has been disclosed to Feehan or of which Feehan becomes or has become aware as a consequence of his employment with the Company; (B) has value to the Company; and (C) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by O.C.G.A. § 10-1-761); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(iii)    “Material Contact” means contact between Feehan and a customer or potential customer of the Company (A) with whom or which Feehan has or had dealings on behalf of the Company; (B) whose dealings with the Company are or were coordinated or supervised by Feehan; (C) about whom Feehan obtains Confidential Information in the ordinary course of business as a result of his employment with the Company; or (D) who receives products or services of the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Feehan within the two (2) years prior to Feehan’s Termination Date.

(iv)    “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(v)    “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(vi)    “Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Feehan has had Material Contact on behalf of the Company during his employment with the Company.

(vii)    “Protected Work” means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Feehan, or by others working with Feehan or under his direction, during the period of his employment or service, or conceived, produced or used or intended for use by or on behalf of the Company or its customers.

(viii)    “Restricted Period” means any time during Feehan’s employment with the Company, and if Feehan’s employment is terminated for any reason during the Term, the Restricted Period shall mean during Feehan’s employment plus twenty-four (24) months following the Termination Date.

(ix)    “Restricted Territory” means the U.S. states and foreign countries in which the Company maintains one or more retail pawn stores or is actively planning to open one or more stores at the time of the conduct in question (if the conduct occurs while Feehan is still employed by the Company) or the Termination Date (if the conduct occurs after Feehan’s Termination), as applicable.

(x)    “Restrictive Covenants” means the restrictive covenants contained in subsections (c) through (h) of this Section 8.

(xi)    “Termination” means the termination of Feehan’s employment with the Company, for any reason, whether with or without cause, upon the initiative of either party.

(xii)    “Termination Date” means the date of Feehan’s Termination.

(c)    Restriction on Disclosure and Use of Confidential Information. Feehan agrees that he shall not, directly or indirectly, use any Confidential Information on his own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Feehan further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Feehan’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Feehan shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Feehan shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Feehan.

(d)    Non-Competition. Feehan agrees that during the Restricted Period, he will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his own or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory. Feehan acknowledges that the Restricted Territory is reasonable. Notwithstanding the foregoing, Feehan may maintain or undertake purely passive investments on behalf of himself, his immediate family or any trust on behalf of himself or his immediate family in companies engaged in a Competitive Services so long as the aggregate interest represented by such investments does not exceed 1% of any class of the outstanding publicly traded debt or equity securities of any company engaged in a Competitive Services.

(e)    Non-Solicitation of Protected Customers. Feehan agrees that during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(f)    Non-Recruitment of Employees. Feehan agrees that during the Restricted Period, he shall not, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee of the Company to terminate his employment relationship with the Company or to enter into employment with Feehan or any other Person.

(g)    Proprietary Rights.

(i)    Ownership and Assignment of Protected Works. Feehan agrees that any and all Confidential Information and Protected Works are the sole property of the Company, and that no compensation in addition to Feehan’s base salary is due to Feehan for development or transfer of such Protected Works. Feehan agrees that he shall promptly disclose in writing to the Company the existence of any Protected Works. Feehan hereby assigns all of his rights, title and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to the Company. Feehan shall not be entitled to use Protected Works for his own benefit or the benefit of anyone except the Company without written permission from the Company and then only subject to the terms of such permission. Feehan further agrees that he will communicate to the Company any facts known to him and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Company. Feehan agrees that he will not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company. Feehan agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by him without the express written consent of the Company.

Anything herein to the contrary notwithstanding, Feehan will not be obligated to assign to the Company any Protected Work for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on Feehan’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Feehan for the Company. Feehan likewise will not be obligated to assign to the Company any Protected Work that is conceived by Feehan after the he leaves the employ or service of the Company, except that Feehan is so obligated if the same relates to or is based on Confidential Information to which Feehan had access by virtue of his employment with the Company. Similarly, Feehan will not be obligated to assign any Protected Work to the Company that was conceived and reduced to practice prior to his employment, regardless of whether such Protected Work relates to or would be useful in the business of the Company. Feehan acknowledges and agrees that there are no Protected Works conceived and reduced to practice by him prior to his employment with the Company.

(ii)    No Other Duties. Feehan acknowledges and agrees that there is no other contract or duty on his part now in existence to assign Protected Works to anyone other than the Company.

(iii)    Works Made for Hire. The Company and Feehan acknowledge that in the course of his employment with the Company, Feehan may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without the Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by Feehan, and Feehan shall cooperate with the Company in the protection of the Company’s copyrights in such works and, to the extent deemed desirable by the Company, the registration of such copyrights.

(h)    Return of Materials. Feehan agrees that he will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that Feehan received from or through his employment or service with the Company. Feehan will not make, distribute, or retain copies of any such information or property. To the extent that Feehan has electronic files or information in his possession or control that belong to the Company, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, Feehan shall (A) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (B) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (C) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. Feehan agrees that he will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to the Termination Date or at any other time the materials and/or electronic file actions are requested by the Company or if Feehan otherwise fails to comply with this provision.

(i)    Enforcement of Restrictive Covenants.

(i)    Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Feehan breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Feehan from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Feehan understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Feehan understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from Feehan its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Feehan shall not be impaired in any way by the existence of a claim or cause of action on the part of Feehan based on, or arising out of, this Agreement or any other event or transaction.

(ii)    Severability and Modification of Covenants. Feehan acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

(j)    Disclosure of Agreement. Feehan acknowledges and agrees that, during Restricted Period, he will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Feehan further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of Feehan aware of the existence and terms of this Agreement.

9.    Agreement Not to Disparage. Feehan hereby agrees that at all times after the date hereof he will not make any statement, whether verbally or in written form, or otherwise take any action that may reasonably be considered to disparage or impugn the Company or any of its subsidiaries or affiliates; the management, practices, services, or reputation of the Company or any of its subsidiaries or affiliates; or any of the Company’s or any of its subsidiaries’ or affiliates’ employees, officers, directors, agents, or affiliates. Notwithstanding the foregoing, this Section 9 shall not limit the rights of Feehan to provide truthful testimony or make truthful statements which are compelled by a court of competent jurisdiction, arbitrator, regulatory agency or other tribunal or investigative body in accordance with any applicable statute, rule or regulation.

10.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Feehan’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company or its affiliated companies and for which Feehan may qualify, except as specifically provided herein. Amounts that are vested benefits or which Feehan is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

11.    Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Feehan or others. In no event shall Feehan be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Feehan under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Feehan obtains other employment.

12.    Mandatory Reduction of Payments in Certain Events .

(a)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Feehan (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Feehan, a calculation shall be made comparing (i) the net after-tax benefit to Feehan of the Payments after payment by Feehan of the Excise Tax, to (ii) the net after-tax benefit to Feehan if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in Section 9(b) below). For purposes of this Section 12, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 12, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)    All determinations required to be made under this Section 12, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Feehan (the “Determination Firm”) which shall provide detailed supporting calculations to the Company and Feehan within 15 business days after the receipt of notice from Feehan that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Feehan. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Feehan was entitled to, but did not receive pursuant to Section 12(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Feehan but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 12 shall be of no further force or effect.

13.    Arbitration. Any claim or dispute arising under or relating to this Agreement or the breach, termination, or validity of any term of this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies; provided, however, that nothing in this Section 13 shall prohibit the Company from exercising its right under Section 8 to pursue injunctive remedies with respect to a breach or threatened breach of the Restrictive Covenants. The arbitration shall be conducted in Tarrant County, Texas, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney’s fees and costs, without regard to any restriction on the amount of such award under Texas or other applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

14.    Successors.

(a)    This Agreement is personal to Feehan and without the prior written consent of the Company shall not be assignable by Feehan otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Company may, without Feehan’s consent, assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to the Company or to any successor or affiliate of the Company, subject to such assignee’s express assumption of all obligations of the Company hereunder. This Agreement shall inure to the benefit of and be enforceable by Feehan’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.    Cooperation. Feehan shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Feehan’s employment hereunder. This provision shall survive any termination of this Agreement. The Company shall reimburse Feehan for any reasonable out-of-pocket expenses incurred in connection with Feehan’s performance of obligations under this Section 15 at the request of the Company. If Feehan is entitled to be paid or reimbursed for any expenses under this Section 15, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Feehan’s obligations under this Section 15, and Feehan’s rights to payment or reimbursement of expenses pursuant to this Section 15, shall expire at the end of ten (10) years after the Date of Termination and such rights shall not be subject to liquidation or exchange for another benefit.

16.    Code Section 409A.

(a)    General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Feehan as a result of the application of Section 409A of the Code.

(b)    Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of Feehan’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Feehan by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

(c)    Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Feehan’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such period.

(d)    Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Feehan of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

17.    Miscellaneous.

(a)    Governing Law; Forum Selection; Consent to Jurisdiction. The Company and Feehan agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without giving effect to its conflicts of law principles. Feehan agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal court of the State of Texas. With respect to any such court action, Feehan hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b)    Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)    Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to Feehan:        Daniel R. Feehan
    Address on file with the Company

        If to the Company:    FirstCash Holdings, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
Attention: CEO

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)    Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)    Waivers. Feehan’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Feehan or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)    Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Feehan with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement (including the Previous Employment Agreement) between the parties with respect to the subject matter hereof.

(i)    Construction. The Company and Feehan understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(j)    Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of the parties hereto be contained on any one counterpart hereof. Each counterpart shall be deemed an original but all counterparts together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other electronic transmission of any signature shall be deemed an original and shall bind such party.

    IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

______________________________
Daniel R. Feehan

FIRSTCASH HOLDINGS, INC.

By:__________________________
Rick L. Wessel
Chief Executive Officer